Exhibit 3.34

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RESORTQUEST HAWAII, LLC

Dated as of
September       , 2007

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RESORTQUEST HAWAII, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is made and entered into as of September            , 2007 (the “Effective Date”), by and between RESORTQUEST HAWAII, LLC, a Hawaii limited liability company (the “Company”), and RQI HOLDINGS, LLC, a Hawaii limited liability company (the “Member”), as the sole member of the Company.

RECITALS:

A.                                    The Company was formed on May 31, 2002 as a result of the conversion of Hotel Corporation of the Pacific, Inc., from a Hawaii corporation into a Hawaii limited liability company pursuant to Sections 414-272 and 428-902.5, Hawaii Revised Statutes.

B.                                    In connection with the formation of the Company, the initial sole member of the Company, ResortQuest International, Inc. and the Company entered into that certain Operating Agreement of ResortQuest Hawaii, LLC dated May 31, 2002 (the “Original Agreement”).

C.                                    ResortQuest International, Inc. thereafter assigned its entire membership interest in the Company to RQI Holdings, Ltd., a Hawaii corporation, effective as of May 31, 2003.

D.                                    In connection with the assignment and assumption of the membership interest, RQI Holdings, Ltd. and the Company amended and restated the Original Agreement by entering into that certain Amended and Restated Operating Agreement of ResortQuest Hawaii, LLC dated May 31, 2003 (the “First A&R Agreement”).

E.                                      RQI Holdings, Ltd., and the Company thereafter amended and restated the First A&R Agreement by entering into that certain Amended and Restated Operating Agreement of ResortQuest Hawaii, LLC dated April 16, 2007 (the “Second A&R Agreement”).

F.                                      The Member was formed on May 25, 2007 as a result of the conversion of RQI Holdings, Ltd. from a Hawaii corporation into a Hawaii limited liability company pursuant to Sections 414-271 and 428-902.5, Hawaii Revised Statutes,

G.                                    As of May 25, 2007, RQI Holdings, Ltd.’s entire membership interest in the Company became the property of the Member as the converted entity pursuant to Sections 414-274 and 428-903, Hawaii Revised Statutes.

H.                                    The Member now desires to amend and restate the Second A&R Agreement as follows:

ARTICLE I

Definitions

The following terms used in this Agreement shall have the meanings described below:

1.1                               “Act” shall mean the Hawaii Uniform Limited Liability Company Act, Haw. Rev. Stat. §§ 428-101, et seq., as now or hereafter amended.

1.2                               “Agreement” means this Amended and Restated Operating Agreement, as it may be amended from time to time, complete with all exhibits and schedules hereto.

1.3                               “Capital Contribution” means the amount of money contributed by the Member to the Company and, if property other than money is contributed, the initial agreed fair market value of such property, net of liabilities assumed or taken subject to by the Company.

1.4                               “Claim” has the meaning set forth in Section 8.3 hereof.

1.5                               “Company” means the limited liability company described in the first paragraph of this Agreement as such entity may from time to time be constituted.

1.6                               “Covered Person” has the meaning set forth in Section 8.2 hereof.

1.7                               “Managers” means those persons (or person, if just one Manager) from time to time appointed as managers of the Company in accordance with the Act and this Agreement.

1.8                               “Member(s)” means the Member and any other persons admitted as members of the Company in the future in accordance with this Agreement and the Act.

1.9                               “Person” means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

1.10                        “Principal Office” means the designated Hawaii office of the Company at which the records of the Company are kept as required under the Act.

ARTICLE II

Formation

2.1                               Formation. In connection with the conversion of Hotel Corporation of the Pacific, Inc., ResortQuest International, Inc. caused the formation of the Company on May 31, 2002, pursuant to the Act and in accordance with the terms and conditions of the Original Agreement.

2.2                               Intent. For so long as there is only one Member of the Company, it is intended that the Company be operated in a manner consistent with its treatment as a “sole proprietorship” or a “disregarded entity” for federal and state income tax purposes.

ARTICLE III

General Provisions

3.1                               Company Name. The name and trade name of the Company is “ResortQuest Hawaii, LLC” or such other name or names as the Member may select from time to time, and its business shall be carried on in such names with such variations and changes as the Managers deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

3.2                               Principal Office and Place of Business. The Principal Office of the Company shall be as set forth in the Company’s Articles of Organization, or as otherwise established inside or outside the State of Hawaii by the Managers. The Company may also have offices at such other places, both within and without the State of Hawaii, as the Managers may determine from time to time or as the business of the Company may require.

3.3                               Agent for Service of Process. The Company shall maintain in the State of Hawaii an agent and street address of the agent for service of process on the Company. The name and street address of the agent for service of process is National Registered Agents of Hawaii, Inc., 1136 Union Mall Suite 301, Honolulu, Hawaii 96813. The Managers may, from time to time change the Company’s agent for service of process or its address in accordance with the Act.

3.4                               Purpose and Powers. The Company is formed for the purpose of engaging in operating resort condominiums, hotel management and condominium associate management in the State of Hawaii (the “Business”). The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes of the Company.

ARTICLE IV

Members

4.1                               Action by the Member(s). The Member(s) may approve any matters by written consent without a meeting to the extent such matters are reserved for approval of the Member(s) under this Agreement or the Act. The Member(s) shall from time to time appoint the Managers and designate one or more persons as Managers.

4.2                               Power to Bind the Company. The Member(s), acting in its capacity as member of the Company, shall have no authority to bind the Company to any third party with respect to any matter pertaining to the business or operations of the Company.

ARTICLE V

Capital Contributions

5.1                               Initial Capital Contribution. The Company is the converted entity resulting from the conversion of Hotel Corporation of the Pacific, Inc., and no further or additional Capital Contribution is required.

5.2                               Other Capital Contributions. Unless the Member(s) otherwise agrees, no Capital Contributions other than as set forth in Section 5.1 hereof shall be required.

ARTICLE VI

Distributions

6.1                               Amount and Time of Distributions. The Managers shall have power and authority to declare and make dividends or other distributions, but only as provided by law.

6.2                               Distributions to the Member. Distributions shall be made to the Member(s) in accordance with their percentage membership interest.

ARTICLE VII

Management

7.1                               Managers.

(a)                                  Management. Except as may otherwise be provided by the Act or by this Agreement, the property, affairs, and business of the Company shall be managed by or under the direction of the Managers, and the Member(s) shall have no right to act on behalf of or bind the Company. The Managers shall be responsible for policy setting and approving the overall direction of the Company, and the day-to-day business and affairs of the Company. Unless otherwise expressly provided in this Agreement, the Managers will act by a majority of the Managers.

(b)                                  Managers. The individuals listed in the attached Exhibit A shall be the Managers of the Company effective as of the date of this Agreement.

(c)                                  Number and Tenure. There shall be such number of Managers, no fewer than one (1), as from time to time shall be appointed or otherwise fixed by the Member(s). Each Manager appointed shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation or removal. Managers need not be members of the Company.

(d)                                  Removal of Managers. Any Manager may be removed from office at any time, with or without cause, by the Member(s).

(e)                                  Vacancies. If any vacancy shall occur among the Managers, the vacancy shall be filled by the Member(s). Each Manager chosen to fill a vacancy shall hold office until his or her successor is duly appointed and qualified.

(f)                                    Resignation. Any Manager may resign at any time by giving written notice to the Member(s) or all of the other Managers. Unless a later date is specified in such written notice, a resignation shall take effect upon delivery. It shall not be necessary for a resignation to be accepted before it becomes effective.

(g)                                 Action by Written Consent. Any action required or permitted to be taken by the Managers, either at a meeting or otherwise, may be taken without a meeting if the

Managers, as the case may be, by the vote required for the relevant action in accordance with this Agreement, consent thereto in writing.

7.2                               Checks, Notes, Etc. All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed by any Manager and, if so required by this Agreement, the Member(s) or the Managers or such other persons as the Managers from time to time may designate.

Checks, drafts, bills of exchange, acceptance notes, obligations and orders for the payment of money made payable to the Company may be endorsed for deposit to the credit of the Company with a duly authorized depository by any Manager or such other persons as the Managers from time to time may designate.

7.3                               Loans. Subject to Section 7.4, no loans and no renewals of any loans shall be contracted on behalf of the Company except as authorized by the Manager(s). When authorized to do so, any one (1) or more Manager(s) or such other person(s) designated by the Managers may affect loans and advances for the Company from any bank, trust company or other institution or from any firm, corporation or individual, and for such other evidences of indebtedness of the Company. When authorized so to do, any one (1) or more Managers or such other person(s) designated by the Managers may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Company, any and all stocks, securities and other personal property at any time held by the Company, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

7.4                               Contracts and Other Actions of the Managers. No agreements, bonds, contracts, deeds, mortgages and other instruments shall be contracted on behalf of the Company by any Manager outside his or her prior designated approved authority, except as authorized by the Managers. When so authorized, any one (1) or more Managers shall be authorized to execute and deliver, in the name and on behalf of the Company, all agreements, bonds, contracts, deeds, mortgages and other instruments, either for the Company’s own account or in a fiduciary or other capacity. When so authorized, the Managers may delegate to any employees or agents the authority to execute and deliver, in the name and on behalf of the Company, agreements, bonds, contracts, deeds, mortgages and other instruments, either for the Company’s own account or in a fiduciary or other capacity. The grant of such authority by the Manager(s) may be general or confined to specific instances. Without limiting the generality of the foregoing, the Company shall not take any of the following actions except pursuant to a majority vote of the Managers:

(a)                                  the conduct by the Company of any business other than, or the engagement by the Company in any transaction not substantially related to, the Business;

(b)                                  the incurrence, issuance, assumption, guarantee or refinancing of any indebtedness if the aggregate amount of such indebtedness exceeds $1,000,000;

(c)                                  transactions with third parties outside the ordinary course of Business including, but not limited to, substantial acquisitions or dispositions;

(d)                                  the entering into any agreement or transaction with any Manager, employee or other affiliate of the Company;

(e)                                  the entering into by the Company of any agreement, contract or arrangement pursuant to which the Company is obligated to pay or entitled to receive payments in excess of $1,000,000 over the term of such contract;

(f)                                    the commencement or settlement of any litigation for an amount in excess of $200,000 in any such commencement or settlement or series of related commencements or settlements; or

(g)                                 the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing (a)-(f).

7.5                               Reliance by Third Parties. Any third party shall be entitled to rely on all actions of any Manager to the extent such Manager is authorized to act pursuant to this Agreement, and shall be entitled to deal with such Manager as if it were the sole party in interest therein, both legally and beneficially. Every instrument purporting to be the action of the Company that is consistent with the terms of this Agreement and executed by at least one (1) Manager or such other person(s) designated by the Managers shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that, at the time of delivery thereof, this Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Manager(s), the Member, and the Company.

7.6                               Actions Requiring Approval of the Member. The Managers shall NOT undertake any of the following acts without the approval of the Member(s):

(a)                                  Amend the Articles of Organization of the Company;

(b)                                  Amend this Agreement;

(c)                                  Enter into any agreement to sell, rent, lease, exchange or otherwise dispose of all or substantially all of the property and assets of the Company;

(d)                                  Enter into any agreement or plan of merger, combination or conversion to which the Company is a party;

(e)                                  Cause the dissolution of the Company; or

(f)                                    Take any other action which this Agreement specifically requires the approval of the Member(s).

ARTICLE VIII

Limitation of Liability; Exculpation and Indemnification

8.1                               Limitation of Liability. The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company. Neither any Manager nor any Member shall be personally liable for any debt, obligation, or liability of the Company solely by reason of being or acting as a manager or a member.

8.2                               Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Managers, Member(s), or the officers, directors, stockholders, partners, employees, representatives or agents of any of the foregoing (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission relating to the Company and the conduct of its business, this Agreement, any related document or any transaction contemplated hereby or thereby, taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company, provided that such act or omission is not found by a court of competent jurisdiction or an arbitrator or arbitration panel to constitute fraud, willful misconduct, bad faith, gross negligence, or breach of fiduciary duty to the Company or its Member(s).

8.3                               Indemnification. To the fullest extent permitted by the Act and applicable law, the Company, its receiver or trustee shall indemnify, defend and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.3 with respect to any Claim in which such Covered Person is found by a court of competent jurisdiction to have engaged in fraud, willful misconduct, bad faith, gross negligence, or breach of a fiduciary duty to the Company or any Member. Expenses incurred by a Covered Person in investigating or defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company in accordance with this Section 8.3. The Company may maintain insurance at its expense to protect itself and any Manager, trustee, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

ARTICLE IX

Notices

9.1                               Form and Delivery.

(a)                                  Whenever, under the provisions of law or this Agreement, notice is required to be given to any Member, it shall not be construed to mean personal notice unless otherwise specifically provided, but such notice may be given in writing, by mail, telecopy, telegram or messenger addressed to the Member, at its address as it appears on the records of the Company. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, with first class postage prepaid.

(b)                                  Whenever, under the provisions of law or this Agreement, notice is required to be given to any Manager, it shall not be construed to mean personal notice unless otherwise specifically provided, but such notice may be given in writing, by mail, telecopy, telegram or messenger addressed to such Manager at the usual place of residence or business of such Manager as in the discretion of the person giving such notice will be likely to be received most expeditiously by such Manager. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, with first class postage prepaid.

9.2                               Waiver. Whenever any notice is required to be given under the provisions of law or this Agreement, a written waiver of notice signed by the person or persons entitled to said notice, whether before or after the time for the meeting stated in such notice, shall be deemed equivalent to such notice.

ARTICLE X

Accounting

10.1                        Fiscal Year and Accounting. The fiscal year of the Company shall be as determined from time to time by the Managers,

10.2                        Tax Elections. The Member(s) shall determine whether to make any available elections pursuant to the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.

10.3                        Tax Controversies. The Member(s) is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

ARTICLE XI

Liquidation and Winding Up

11.1                        Dissolution. The Company shall dissolve only upon:

(a)                                  the vote of the Member(s); or

(b)                                  the occurrence of any event which makes it unlawful for the business of the Company to be carried on or for the Member(s) to carry on that business in Company.

11.2                        Liquidation. Upon dissolution of the Company, the Company shall be liquidated and its business and affairs wound up by the Managers. All proceeds from such liquidation shall be paid (to the extent permitted by applicable law) in the following order:

(a)                                  First, to creditors, including any Member if it is a creditor, in the order of priority as required by applicable law;

(b)                                  Second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the Managers determine in their discretion; and

(c)                                  Thereafter, to the Member(s).

ARTICLE XII

Miscellaneous

12.1                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii,

12.2                        Severability. If any provision of this Agreement shall be conclusively determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby.

12.3                        Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.4                        Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Member(s) relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written. This Agreement supersedes and restates the Original Operating Agreement as the same may have been heretofore amended and restated in its entirety.

12.5                        Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.

12.6                        No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever.

12.7                        Amendments. This Agreement may not be amended or modified, and none of its provisions may be waived by any party hereto, except with the written consent of the Member(s).

12.8                        Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above,

THE COMPANY:		THE MEMBER:

RESORTQUEST HAWAII, LLC, a Hawaii limited liability company		RQI HOLDINGS, LLC, a Hawaii limited liability company

By VACATION HOLDINGS HAWAII, INC., a Delaware corporation Its Sole Member

By:	/s/ Victoria J. Kincke	By:	/s/ Craig M. Nash
	Victoria J. Kincke		Craig M. Nash
	Its Manager		Its Chairman

EXHIBIT “A”
MANAGERS

John A. Galea

Victoria J. Kincke

Kelvin Bloom